McGladrey & Pullen, LLP Certified Public Accountants 80 City Square Boston, MA 02129-3742 O 617.912.9050 F 617.912.9051 www.mcgladrey.com

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-164785) on Form S-1/A of Avanyx Therapeutics, Inc. of our report dated January 26, 2011, relating to our audit of the financial statements of Boston Therapeutics, Inc. (a development stage company) as of December 31, 2009 and for the period from June 15, 2009 (date in inception) through December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) included in this Current Report on Form 8-K/A.

Boston, MA

January 27, 2011